Exhibit 99.1

Media Contact: Elaine Michael
Vice President — Marketing
Elaine.Michael@mrcpvf.com
(304) 348-4936

McJunkin Red Man Holding Corporation	Investor Relations Contact: Will James
Vice President — Corporate
Development & Investor Relations
Will.James@mrcpvf.com
(832) 308-2847
Press Release
FOR IMMEDIATE RELEASE
October 17, 2011
MCJUNKIN RED MAN HOLDING CORPORATION ANNOUNCES THE
APPOINTMENT OF JAMES UNDERHILL AS CHIEF OPERATING OFFICER —
NORTH AMERICA AND JAMES BRAUN AS CHIEF FINANCIAL OFFICER
Houston, Texas — McJunkin Red Man Holding Corporation (MRC) today announced that it has appointed James F. Underhill as Executive Vice President and Chief Operating Officer — North America and James E. Braun as Executive Vice President and Chief Financial Officer. Both appointments become effective as of November 15, 2011. Braun is expected to begin employment with MRC in a transitional role on November 1, 2011 as Executive Vice President.
In his role of Chief Operating Officer — North America, Underhill will be responsible for all of MRC’s U.S. and Canadian operations, including the overall performance of our North American segment, the implementation and integration of any acquisitions in the region and the continued development of MRC’s IT ERP platform. Scott Hutchinson, Executive Vice President — North America Operations will report to Underhill. Braun will replace Underhill as MRC’s Chief Financial Officer. Both Braun and Underhill will report directly to Andrew Lane, MRC Chairman, President & CEO.
Braun has served as Chief Financial Officer of Newpark Resources, Inc. (NYSE: NR) since 2006. Newpark provides drilling fluids and other products and services to the oil and gas exploration and production industry, both inside and outside of the U.S. Before joining Newpark, Braun was Chief Financial Officer, of Baker Oil Tools, one of the largest divisions of Baker Hughes Incorporated, a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry. From 1998 until 2002, he was Vice President, Finance and Administration, of Baker Petrolite, the oilfield specialty chemical business division of Baker Hughes. Previously, he served as Vice President and

Controller of Baker Hughes, and he is a CPA, having formerly been a partner with Deloitte & Touche. Braun received his Bachelors in Accounting from University of Illinois at Urbana-Champaign.
“We are very excited to have Jim Braun join our team at MRC,” said Andrew Lane, MRC Chairman, President & CEO. “His years of experience in the energy industry, his financial market, public accounting and public company expertise as well as his knowledge of international operations bring a valuable combination of skills to our company. We look forward to his contributions.”
“We are also extremely pleased that Jim Underhill is assuming his new role,” Lane stated further. “Jim’s deep intimate knowledge of our systems and operations and his key role in growing the company for over 30 years make him the ideal person to lead our core North American operations.”
Underhill has been MRC’s Chief Financial Officer since 2007. He has served in various finance roles since he joined the company in 1980. He has also had primary responsibility for acquisition and integration of over 30 businesses and has been involved in numerous implementations of electronic customer solutions. He was the project manager for the design, development and implementation of the company’s IT operating system. Underhill received his B.A. in accounting and economics from Lehigh University. Prior to joining the company, Underhill worked in the accounting firm of Main Hurdman (a predecessor to KPMG.)
More About MRC
Headquartered in Houston, Texas, MRC is the largest global distributor of PVF and related products and services to the energy and industrial sectors, based on sales, and supplies these products and services across each of the upstream, midstream and downstream markets.
More information about MRC can be found on its website at www.mrcpvf.com.
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